JOINT VENTURE AGREEMENT

FOR THE OWNERSHIP, DEVELOPMENT AND CONTROL

OF INTELLECTUAL PROPERTY

AND WORK PRODUCT

This Joint Venture Agreement for the Ownership, Management and Control of Intellectual Property and Work Product (this “Agreement”) is made and entered into as of this 25th day of February 2021 (the “Effective Date”), by and among V ALUEONE, INC, a Korean corporation (the “ValueOne-Korea”) and VALUEONE, INC., a Nevada corporation (“ValueOne-Nevada”) each of whom are referred to as a “Party” or together as “the Parties” where context may require.

Recitals

WHEREAS, ValueOne-Nevada, located in Las Vegas, Nevada, has been formed by the management of ValueOne-Korea, to participate on a long term strategic basis as a joint-venture partner and majority owned subsidiary ValueOne-Korea;

WHEREAS, ValueOne-Korea, located in Seoul, South Korea, is in the businesses of researching, designing, manufacturing medical devices and requires a joint venture partner to collaboratively develop, market and distribute such new technologies;

NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

TERM OF THE AGREEMENT

Section 1.0 Term of Joint Venture Partnership. This Agreement shall be effective as of October 1, 2019 and remain in full force and effect for three (3) years or until October 1, 2022. At such time the Agreement shall end and all duties, responsibilities and obligations shall cease. In the even the Parties do not elect to renew this Agreement, discussed infra, a subsequent agreement shall be made on the division of any intellectual property and work product consistent with the terms hereunder.

Section 1.1 Termination or Renewal of Joint Venture Partnership. Prior to the expiration of this Agreement the Parties may elect to terminate or renew this Agreement, upon thirty days’ (30) written notice to the other party, in writing, but must at such time provide some proposal or mechanism for division of any division of ownership of intellectual property and work product developed through their joint venture efforts.

ARTICLE II

FORM AND SCOPE OF THE AGREEMENT

Section 2.0 Contractual (non-equity) Joint Venture. The Agreement shall function as a contractual or non-equity JV between the Parties whereby they retain all their own assets and agree as to their separate rights and obligations functioning as a strategic alliance throughout the Term.

Section 2.1 Scope of Joint Venture Partnership. The Agreement shall encompass collaborative activities which will occur separately in Las Vegas, Nevada and Seoul, South Korea under distinct and separate entities with the shared goal of producing intellectual property and work products related to the EV industry. It shall also include to the extent necessary any coordinated activities of a Party’s wholly owned subsidiary to the extent the subsidiary participates meaningfully during the Term in the collaborative development of intellectual property or work product.

Section 2.2 Title to Joint-Ownership of Intellectual Property and Work Product. Any Intellectual Property (“IP”) regardless of whether this IP has been filed for recognition with any government body such as the USPTO or

KPO, which is developed within the scope of this Agreement, shall be titled and registered in the name of the primary Jomt venture partner developing or responsible for such IP or work product; or in cases the event of equal participation, in the name of both Parties’ names.

Section 2.3 List of Product and IP Granted from ValueOne-Korea to ValueOne-Nevada

Category	Name	Content	Note
Product	TS 1	Test Kit for 3 kinds of STD-CT, NG, SY
	TS 2	Test Kit for 2 kinds of STD-CT, NG
	TV	Test Kit of Vaginitis -TV, CA, GV
	DS9	Detection Kit for 9 kinds of STD
Patent	Rapid Diagnostic Kit (No :2020-10-0021514)	Medical Test Kit for STD, Vaginitis	Processing
Trade Mark	RAET KIT (No: 40-2021-0032893)	Apply to Medical Test Kit for STD, Vaginitis and other medical test.	Processing

Section 2.4 Reciprocal Exclusive License(s). The secondary joint venture partner shall receive an exclusive reciprocal license in perpetuity of any IP or work produced developed by the primary joint venture partner and titled in that other partner’s name.

Section 2.5 Fee of Exclusive License(s) In consideration of the grant of rights under this Agreemtn, ValueOne-Nevada agrees to 3,000,000 shares of Value One Inc Stock annually to ValueOne-Korea for 3 years.

ARTICLE III

DUTIES AND RESPONSIBLITIES OF

JOINT VENTURE PARTNERS

Section 3.1 Ongoing Operations. Each Party shall be wholly and independently responsible for all newly-accruing actual costs and expenses incurred in the provision of their day-to-day business activities during the Term, including without limitation, all rent, utilities, licenses and other fees associated with that party’s use of any facilities and/or real property, and monitoring expenses as well as the salaries, wages, benefits, taxes, insurance premiums and related costs of any personnel employed or engaged by a party hereunder to manage the provision of the business.

Section 3.2 Each Party shall at all times exercise ultimate control over its officers, employees and agents at all times to ensure compliance with all applicable laws, regulations, standards, and workplace safety and independent company policies, procedures, and codes of conduct.

Section 3.3 Each Party shall provide the other Party with unfettered access to all records, data and information related to the Agreement in conjunction with the collaborative development of any IP, technology, or work product hereunder.

Section 3.4 The Parties desire that this Agreement and the obligations performed hereunder be in full compliance with (i) the terms and conditions of Company’s internal rules, regulations, policies and procedures; (ii) applicable financial laws and regulations; and (iii) any other applicable federal, state and local law or regulation. If any regulatory agency or other state body of competent jurisdiction determines that any provision of this Agreement violates any applicable rules, regulations, or policies, both parties shall make reasonable efforts to immediately bring this Agreement into compliance, consistent with the terms of this Agreement.

Section 3.5 At its discretion and at its expense, either Party may conduct periodic audits (during normal business hours, upon reasonable notice, and in a manner so as not to interfere unreasonably with the a party’s normal corporate operations) of the Party’s operations including all documents, records, communications, production/manufacturing process( es) to ensure compliance in all material respects with this Agreement and all applicable laws and regulations. In addition, the Manager shall have reasonable access and authority to inspect the facilities of the Company.

Section 3.6 The Parties’ brand names and other Company trademarks in are subject to reciprocal licenses in all applicable intellectual property related to the Agreement, including, but not limited to, trademarks, service marks, trade names and logos for the Term of the Agreement.

ARTICLE IV

COMPLIANCE WITH APPLICABLE LAWS

Section 4.0 Compliance with All Applicable Laws. The Parties agree that in conjunction with their collaborative development of intellectual property, work product, etc. during the Term shall comply with all applicable laws and regulations, as well as all federal, state and local laws, regulations and ordinances, including applicable Financial Laws and Regulations of the United States, the State of Nevada and the Republic of Korea.

ARTICLE V

OBLIGATION TO RENEGOTIATE

Section 5.0 In the event of any order or decree of an administrative agency or court of competent jurisdiction, including without limitation any material change or clarification in any applicable laws or regulations that would cause this Agreement to be invalid or violate any applicable laws or regulations and such law or regulation has become effective and has not yet been stayed, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to the minimum extent necessary as so to comply with such applicable law or regulation without material economic detriment to either party, and this Agreement, as so modified, shall then continue in full force and effect.

ARTICLE VI

MUTUAL INDEMNIFICATION

Section 6.0 The Parties’ shall mutually indemnify, defend and hold each other, including and their officers, directors, asset holders, employees, agents, legal representatives, successors and assigns harmless from and against any and all claims, demands, damages, liabilities, costs and expenses, including without limitation reasonable attorneys’ and paralegal fees, arising from any material breach by the Company of any of its obligations under this Agreement provided such breach is merely due to careless or negligence but not in any event for those breaches the product of any intentional wrongdoing or reckless disregard for safety or normal business standards and practices.

Section 6.1 The provisions of this Article VII shall survive the expiration or termination of this Agreement for any reason.

ARTICLE VII

MISCELLANEOUS

Section 7.0 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties (in its own name and on behalf of each Company).

Section 7.1 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

Section 7.2 No Impediment to Liquidation. Subject to the provisions of, any other written agreements between the Parties, nothing herein shall be deemed or construed as to limit, restrict or impose any impediment to a Party’s right to liquidate, dissolve and wind-up their company’s affairs and to cease all business activities and operations at such time as it may determine following the Effective Date, including a conversion of the Chapter 11 Cases to Chapter 7, including wholly owned or majority controlled subsidiaries of the Party.

Section 7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by reputable express courier (charges prepaid) or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to any Company and the Manager shall be sent to the addresses indicated below:

If to the ValueOne Korea:	If to the ValueOne Nevada:

1515, Gangnamdae-ro 364,	30 Corporate Park Suite 315
Ganam-gu, Seoul, Korea	Irvine, CA92606, USA

Section 7.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 8.5 shall be null and void and shall not bind or be recognized by the Company or the Manager.

Section 7.5 Third-Party Beneficiaries; Limitation of Liability. Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement. The Manager shall have no liability to other persons or entities for any actual or alleged damage to Company or the Subscribers during the Term.

Section 7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.7 Attorney’s Fees. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

Section 7.8 Further Assurances. From time to time after the date of execution hereof, the parties shall take such further action and execute such further documents, assurances, and certificates as either party may reasonably request of the other to effectuate the purposes of this Agreement.

Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, County of Clark (regardless of the laws that might otherwise govern under applicable Nevada conflicts of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 7.10 Submission to Jurisdiction. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada, County of Clark over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

Section 7.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 7.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.14 Remedies. The Parties hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, the Party or their successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, apply to the Bankruptcy Court for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

VALUEONE, INC.	VALUEONE, INC.
(“South Korea”)	(“Nevada”)

By: /s/ Tea Hyen Shin	By: /s/ Tea Hyen Shin
Name: Tea Hyen Shin	Name: Tea Hyen Shin
Title: President, Chief Executive Officer	Title: President, Chief Executive Officer

Exhibit A, E, C, etc.

(to be included under separate cover)